For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Exceeds Expectations on Strong RevPAR Growth
Industry Leading Margins Surge 580 Basis Points

PALM BEACH, Fla., May 5, 2015 - Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns wholly or through its joint ventures 131 hotels, today announced results for the first quarter ended March 31, 2015. In addition, the company provided initial guidance for the 2015 second quarter and updated its 2015 full-year guidance.
First Quarter 2015 Highlights

•	Portfolio RevPAR - Increased hotel RevPAR 6.9 percent to $118 for Chatham’s 35, wholly owned hotels.

•	Adjusted FFO - Rose 102 percent to $15.0 million. Adjusted FFO per diluted share advanced 43 percent to $0.40 from $0.28, exceeding consensus estimates.

•
Operating Margins - Improved hotel EBITDA margins 580 basis points to an industry leading 40.7 percent. Year-over-year comparable hotel EBITDA margins advanced 130 basis points for the quarter (includes all hotels regardless of ownership).

•	Acquisitions - Invested $90 million to acquire the 240-suite Residence Inn San Diego Downtown-Gaslamp District with an estimated year one capitalization rate of 7.6 percent.

•	Dividend - Raised the monthly dividend 25 percent to $0.10.

Consolidated Financial Results
The following is a summary of the consolidated financial results for the first quarter ended March 31, 2015. RevPAR, ADR and occupancy for 2015 and 2014 are based on hotels owned as of March 31, 2015 ($ in millions, except per share data, RevPAR, ADR, occupancy and margins):

	Three Months Ended
	March 31,
	2015	2014
Net income (loss)	$1.4	$(1.7)
Net income (loss) per diluted share to common shareholders	$0.04	$(0.07)
RevPAR	$118	$110
ADR	$156	$143
Occupancy	76%	77%
Adjusted EBITDA	$24.4	$13.2
GOP Margin	47.7%	42.2%
Hotel EBITDA Margin	40.7%	34.9%
AFFO	$15.0	$7.4
AFFO per diluted share	$0.40	$0.28
Dividends per share	$0.30	$0.21

High Quality Infill Portfolio Generates Strong Top-Line Growth as Margin Expansion Continues
“Our portfolio continues to demonstrate its superior quality with top-line results above our expectations and strong profit flow-through driving adjusted FFO per share above our estimates,” said Jeffrey H. Fisher, Chatham’s chairman, president and chief executive officer.
Additional data points on the portfolio’s first quarter RevPAR performance include:

•	Portfolio RevPAR increased 7.9 percent if not for the Homewood Suites Orlando-Maitland hotel’s 33.6 percent RevPAR decrease due to the previously disclosed water supply line replacement

•	Twelve hotels produced double digit RevPAR increases

•	Four Silicon Valley hotels produced an overall RevPAR increase of 19.0 percent

•	RevPAR at the recently acquired San Diego Gaslamp Residence Inn rose 3.5 percent while transitioning management during the quarter

•	RevPAR at the four hotels acquired from the Inland portfolio rose 6.6 percent

•	Four Houston medical center area hotels saw RevPAR increase 1.0 percent, adversely impacted by softness in the overall Houston market

•	RevPAR at the Residence Inn Washington D.C. rose 7.0 percent

“Silicon Valley remains an excellent market. Our four Residence Inn hotels carry the best brands for the lodging consumer in the Valley and are located in close proximity to some of the world’s strongest technology companies which are investing heavily in expansion and growth,” Fisher noted. “In addition to Silicon Valley, we continue to see strong RevPAR gains across our broader portfolio. Other of our markets that saw double digit RevPAR growth were Anaheim, Boston, Dallas, Denver, Pittsburgh, San Antonio and White Plains.

“I was particularly pleased with the improvement in the performance of the four hotels we acquired out of the Inland portfolio which produced first quarter RevPAR growth of 6.6 percent, despite the weakness in the Houston area, rebounding from a lackluster 2.9 percent growth in the 2014 fourth quarter associated with management transition challenges. RevPAR at the Hilton Garden Inn Burlington and the Courtyard by Marriott Dallas Addison jumped 15.5 percent and 13.4 percent, respectively.
“We have assembled an extremely high quality, select-service and upscale, extended-stay hotel portfolio where daily rates are comparable to a number of full-service brands, and through aggressive management, we are able to produce the highest margins among all public lodging REITs with operating margins of 48 percent and hotel EBITDA margins of 41 percent,” Fisher highlighted. “Year-over-year, our operating margins were up 550 basis points, and our hotel EBITDA margins were up 580 basis points, a reflection of the quality of the hotels acquired in the past 12 months. Comparable operating margins were up 150 basis points, and hotel EBITDA margins were up 130 basis points for the quarter. With our near-term RevPAR growth expected to be entirely attributable to increased rates, we remains bullish about our ability to continue margin expansion in 2015 and beyond.”
Joint Venture Investment Performance
The Innkeepers joint-venture portfolio produced 2015 first quarter RevPAR growth of 3.6 percent to $95 on a 4.4 percent increase in average daily rate to $131, offset partially by a 0.8 percent decrease in occupancy to 72 percent. Displacement from planned renovations at nine of the 47 hotels adversely impacted the top-line RevPAR performance. The Innkeepers joint venture contributed funds from operations of $0.7 million to Chatham during the quarter, and Chatham received distributions of $0.8 million during the quarter.
For the Inland joint venture portfolio, RevPAR rose 1.6 percent to $84 on a 1.0 percent increase in average daily rate to $121 and a 0.6 percent increase in occupancy to 70 percent. Issues related to the transition of management at 34 of the 48 hotels are lessening but the portfolio was hit by challenging weather conditions that resulted in rooms out of service at three of the Inland hotels. The Inland joint venture contributed funds from operations of $0.7 million to Chatham during the quarter, and Chatham received distributions of $0.4 million during the quarter.
“Our partnership with NorthStar is strong, we share similar outlooks on the lodging industry, and we continue to look at growth opportunities with them. Sourcing acquisitions through our partnership with NorthStar remains a key facet to our growth in 2015,” Fisher emphasized.

Acquisitions
During the quarter, Chatham acquired the 240-suite Residence Inn San Diego Downtown-Gaslamp District for $90 million. Opened in 2009, the Residence Inn is centrally located in the Gaslamp District within walking distance of the San Diego Convention Center, Petco Park and the Westfield Horton shopping complex. The hotel has 1,500 square feet of meeting space and offers the full range of Residence Inn amenities. The property has two leased restaurants on the ground floor that cater to the Gaslamp District and a three-level, below-ground, 123-space parking garage.
Capital Markets & Capital Structure
During the first quarter, the company completed several capital transactions, including:

•
In January, Chatham issued 4,025,000 shares in an underwritten public offering at a price of $30.00 per share, raising gross proceeds of $120.8 million. Chatham invested $90 million of the offering to acquire the Residence Inn San Diego Gaslamp.

•	Chatham issued 1,193 shares under its Dividend Reinvestment and Direct Share Purchase Plan and did not issue any shares under the company’s At the Market Equity Offering Plan.

•	In March, Chatham repaid the $4.8 million loan outstanding on the SpringHill Suites in Washington, Pa., using borrowings on its credit facility.

As of March 31, 2015, the company had net debt of $510.4 million (total debt less cash). Total debt outstanding was $527.2 million at an average interest rate of 4.6 percent, with $5.0 million outstanding on its $175 million senior secured revolving credit facility. Subsequent to the end of the quarter, Chatham repaid the $5.0 million outstanding on its credit facility. Chatham’s leverage ratio was approximately 38.8 percent at March 31, 2015, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed rate debt is January 2024.
“Over the past several years, we have maintained leverage between the mid-30s and the low 50s to fund our significant growth and at the same time used long-term debt at very attractive rates,” explained Dennis Craven, Chatham’s chief operating officer. “Accordingly, our debt coverage ratios are very healthy so we remain comfortable in this leverage range and have the capacity and flexibility to take advantage of acquisition opportunities as they arise. We will continue to fund our investments with the proper balance of debt and equity to accrete our earnings and net asset value.”

Hotel Reinvestments/Expansions
During the first quarter, Chatham substantially completed the full renovation of the Residence Inn by Marriott Bellevue, Wash. The emergency replacement of the copper supply lines in the Homewood Suites Maitland, Fla., continued during the first quarter and is expected to be finished during the second quarter. The planned renovation of the Residence Inn by Marriott West University Houston, Texas will commence during the second quarter.
Chatham expects to initiate the expansion of its Mountain View Residence Inn in Silicon Valley during the 2015 second quarter with completion anticipated in the 2016 first quarter as there have been delays in obtaining final permitting approvals. The two Sunnyvale expansions remain scheduled to begin in late 2015, and the San Mateo expansion will not start until 2016 as the company must obtain additional approvals due to the hotel’s location within Mariners Island.
“We are excited to get the first of these projects under way, and we are in the process of finalizing the total costs for the Mountain View expansion,” Craven stated. “Although construction costs are increasing due to the significant demand for office, residential and retail construction in Silicon Valley, we still expect to generate very strong returns as hotel revenue and profits also are rising significantly.”
Dividend
On January 13, 2015, Chatham’s Board of Trustees voted to raise its monthly dividend by 25 percent, or $0.02 per share, to a monthly dividend of $0.10 per share. On an annualized basis, the dividend will increase to $1.20 per share in 2015, compared to $0.93 paid for 2014.
Outlook and 2015 Guidance
“We have successfully created significant, long-term value for our shareholders by making disciplined acquisitions at very attractive pricing and funding that growth with reasonable leverage. Adding Jeremy Wegner to Chatham’s executive team and elevating Dennis’ responsibilities within the company deepens our team and acknowledges the excellent work Dennis has accomplished here. We remain bullish on our prospects for continued internal and external growth in 2015 as we build Chatham into the premier, select-service and upscale, extended-stay lodging REIT,” Fisher concluded.

The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission. The company’s 2015 guidance reflects the following:

•	Renovations at the company’s Residence Inn in Houston, Texas during the second quarter and the SpringHill Suites Savannah, Ga., during the fourth quarter.

•	No additional acquisitions, dispositions, debt or equity issuance.

	Q2 2015	2015 Forecast
RevPAR	$138-$140	$129-$131
RevPAR growth	+6.0-8.0%	+5.5-7.0%
Total hotel revenue	$70.8-$72.3 M	$265.5-$269.5 M
Net income	$12.8-$14.5 M	$33.0-$37.6 M
Net income per diluted share	$0.33-$0.38	$0.86-$0.97
Adjusted EBITDA	$36.0-$37.7 M	$126.4-$131.1 M
Adjusted funds from operation ("FFO")	$26.6-$28.3 M	$88.7-$93.4 M
Adjusted FFO per diluted share	$0.69-$0.74	$2.33-$2.46
Hotel EBITDA margins	46.3-47.5%	44.2-45.0%
Corporate cash administrative expenses	$2.0 M	$8.6 M
Corporate non-cash administrative expenses	$0.7 M	$2.6 M
Interest expense	$6.3 M	$25.4 M
Non-cash amortization of deferred fees	$0.4 M	$1.8 M
Income taxes	$0.1 M	$0.2 M
Chatham’s share of JV EBITDA	$5.2-$5.4 M	$17.5-$18.3 M
Chatham’s share of JV FFO	$3.3-$3.5 M	$10.0-$10.8 M
Weighted average shares outstanding	38.3 M	38.0 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.
Earnings Call
The company will hold its first quarter 2015 conference later today, May 5, 2015, at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-888-500-6950, reference number 3216575. A recording of the call will be available by telephone until 1 p.m. ET on Tuesday, May 12, 2015, by dialing 1-888-203-1112, reference number 3216575. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust
Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 131 hotels totaling 18,098 rooms/suites, comprised of 35 properties it wholly owns with an aggregate of 5,355 rooms/suites in 15 states and the District of Columbia and a minority investment in three joint ventures that own 96 hotels with an aggregate of 12,743 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.

FFO As Defined by NAREIT and Adjusted FFO
 The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the performance of its underlying hotel properties. The company believes that these items are more representative of its asset base and its acquisition and disposition activities than its ongoing operations, and that by excluding the effects of the items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report FFO in accordance with the NAREIT definition.

The company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO, including acquisition transaction costs and other charges, losses on the early extinguishment of debt and adjustments for unconsolidated partnerships and joint ventures. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA and Adjusted EBITDA
The company calculates EBITDA as net income or loss excluding interest expense; provision for income taxes, including income taxes applicable to sale of assets; depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs that report similar measures by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company further adjusts EBITDA for certain additional items, including acquisition transaction costs and other charges, losses on the early extinguishment of debt, non-cash share-based compensation and adjustments for unconsolidated partnerships and joint ventures, which it believes are not indicative of the performance of its underlying hotel properties. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect funds available to make cash distributions;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO and Adjusted EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•	Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA and Adjusted EBITDA differently than the company does, limiting their usefulness as a comparative measure.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA and Adjusted EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 5, 2015, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets:
Investment in hotel properties, net	$1,180,031	$1,096,425
Cash and cash equivalents	16,798	15,077
Restricted cash	14,684	12,030
Investment in unconsolidated real estate entities	26,604	28,152
Hotel receivables (net of allowance for doubtful accounts of $76 and $71, respectively)	5,186	3,601
Deferred costs, net	7,461	7,514
Prepaid expenses and other assets	3,852	2,300
Total assets	$1,254,616	$1,165,099
Liabilities and Equity:
Mortgage debt	$522,151	$527,721
Revolving credit facility	5,000	22,500
Accounts payable and accrued expenses	21,952	20,042
Distributions payable	3,926	2,884
Total liabilities	553,029	573,147
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at March 31, 2015 and December 31, 2014	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 38,297,522 and 34,173,691 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	379	339
Additional paid-in capital	718,696	599,318
Retained earnings (distributions in excess of retained earnings)	(21,221)	(11,120)
Total shareholders’ equity	697,854	588,537
Noncontrolling Interests:
Noncontrolling interest in operating partnership	3,733	3,415
Total equity	701,587	591,952
Total liabilities and equity	$1,254,616	$1,165,099

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended
	March 31,
	2015	2014
Revenue:
Room	$55,032	$33,958
Food and beverage	1,167	628
Other	1,869	1,608
Cost reimbursements from unconsolidated real estate entities	848	672
Total revenue	58,916	36,866
Expenses:
Hotel operating expenses:
Room	10,941	7,755
Food and beverage expense	847	466
Telephone expense	409	287
Other hotel operating expense	527	443
General and administrative	4,642	3,426
Franchise and marketing fees	4,494	2,793
Advertising and promotions	1,220	831
Utilities	2,326	1,620
Repairs and maintenance	2,821	1,999
Management fees	1,816	1,094
Insurance	301	215
Total hotel operating expenses	30,344	20,929
Depreciation and amortization	11,523	6,316
Property taxes and insurance	4,085	2,650
General and administrative	3,427	2,321
Hotel property acquisition costs and other charges	260	1,482
Reimbursed costs from unconsolidated real estate entities	848	672
Total operating expenses	50,487	34,370
Operating income	8,429	2,496
Interest and other income	59	13
Interest expense, including amortization of deferred fees	(6,813)	(3,738)
Loss on early extinguishment of debt	—	(184)
Loss from unconsolidated real estate entities	(256)	(316)
Income (loss) before income tax expense	1,419	(1,729)
Income tax expense	—	(3)
Net income (loss)	$1,419	$(1,732)
Net income (loss) attributable to noncontrolling interests	(8)	—
Net income (loss) attributable to common shareholders	$1,411	$(1,732)
Income (loss) per Common Share - Basic:
Net income (loss) attributable to common shareholders	$0.04	$(0.07)
Income (loss) per Common Share - Diluted:
Net income (loss) attributable to common shareholders	$0.04	$(0.07)
Weighted average number of common shares outstanding:
Basic	37,018,039	26,271,678
Diluted	37,329,763	26,271,678
Distributions per common share:	$0.30	$0.21

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended
	March 31,
	2015	2014
Funds From Operations (“FFO”):
Net income (loss)	$1,419	$(1,732)
Noncontrolling interests	(8)	—
Loss on the sale of assets within the unconsolidated real estate entity	—	1
Depreciation	11,477	6,288
Adjustments for unconsolidated real estate entity items	1,812	1,205
FFO attributable to common shareholders	14,700	5,762
Hotel property acquisition costs and other charges	260	1,482
Loss on early extinguishment of debt	—	184
Adjustments for unconsolidated real estate entity items	12	2
Adjusted FFO	$14,972	$7,430
Weighted average number of common shares
Basic	37,018,039	26,271,678
Diluted	37,329,763	26,536,763

	For the three months ended
	March 31,
	2015	2014
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income (loss)	$1,419	$(1,732)
Interest expense	6,813	3,738
Income tax expense	—	3
Depreciation and amortization	11,523	6,316
Adjustments for unconsolidated real estate entity items	3,663	2,624
Noncontrolling interests	(8)	—
EBITDA	23,410	10,949
Hotel property acquisition costs and other charges	260	1,482
Loss on early extinguishment of debt	—	184
Adjustments for unconsolidated real estate entity items	36	2
Loss on the sale of assets within the unconsolidated real estate entity	—	1
Share based compensation	704	585
Adjusted EBITDA	$24,410	$13,203

CHATHAM LODGING TRUST
HOTEL EBITDA
(In thousands, except share and per share data)

	For the three months ended
	March 31,
	2015	2014

Total Revenue	$58,068	$36,194
Less: total hotel operating expenses	30,344	20,929
Gross operating income	27,724	15,265
Less: property taxes and insurance	4,085	2,650
Hotel EBITDA	$23,639	$12,615